Exhibit 10.2

Easterly Government Properties, Inc.

Amended and Restated Executive Cash Severance Plan

1.
Purpose. Easterly Government Properties, Inc., a Maryland corporation (the “Company”), considers it essential to foster the continuous employment of key management personnel. The Company acknowledges the possibility of an involuntary termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company. Therefore, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Easterly Government Properties, Inc. Amended and Restated Executive Cash Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.
Definitions. The following terms shall be defined as set forth below:

“Accounting Firm” means a nationally recognized accounting firm selected by the Company prior to a Change in Control.

“Accrued Benefits” means any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, if any, accrued but unused vacation or leave entitlement, if any, and any vested benefits a Covered Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan.

“Administrator” means the Board or the Compensation Committee.

“Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.

“Base Salary” means the higher of the Covered Executive’s annual base salary in effect immediately prior to (i) the Date of Termination or (ii) the Change in Control.

“Cause” means (i) the continued refusal by the Covered Executive to substantially perform the Covered Executive’s duties with the Company or any Affiliate (other than any such refusal resulting from incapacity due to physical or mental illness), it being expressly understood that the Company’s dissatisfaction with the Covered Executive’s performance shall not constitute Cause; (ii) conduct by the Covered Executive constituting a willful and gross act of misconduct in the performance of the Covered Executive’s duties; (iii) the willful and material violation by the Covered Executive of the Company’s Code of Business Conduct and Ethics, as in effect from time to time; or (iv) the Covered Executive’s conviction or plea of guilty to any felony (other than a traffic-related felony); provided that, for purposes of clauses (i), (ii) and (iii) of this definition, the Covered Executive has not materially cured the act or omission to the reasonable satisfaction of the Administrator within thirty business days of the Covered Executive’s receipt of written notice specifying the particulars of such act or omission and the effective date of termination (which shall be no less than thirty business days of the receipt of such notice). For purposes of the foregoing, no act or failure to act on the Covered Executive's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the Covered Executive's action or omission was in the best interest of the Company or any Affiliate; and any act or omission by the Covered Executive pursuant to the written authorization of the Administrator or pursuant to a resolution duly adopted by the Board of Directors of the Company or any Affiliate or other governing body or officer of the Company or any Affiliate empowered to authorize such act or omission shall be deemed made in good faith and in the best interest of the Company.

“Change in Control” means a Sale Event, as defined in the Easterly Government Properties, Inc. 2024 Equity Incentive Plan, as amended from time to time.

“Change in Control Period” means the period beginning six months prior to the consummation of a Change in Control and ending (i) for the Tier One Covered Executives, 24 months after the date that the Change in Control is consummated, (ii) for the Tier Two Covered Executives, 18 months after the date that the Change in Control is consummated and

(iii) for the Tier Three Executives, 12 months after the date that the Change in Control is consummated.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Continuing Obligations” means the Covered Executive’s obligations to the Company pursuant to any agreement relating to confidentiality, non-solicitation of customers or employees, assignment of inventions or other restrictive covenants.

“Covered Executives” means, initially, each employee of the Company set forth on Exhibit A hereto and any such other employee who, after the date set forth in Section 23 hereof, meets the eligibility requirements set forth in Section 4 of the Plan and is designated by the Administrator as a Covered Executive in its sole discretion.

(l) “Date of Termination” means the date that a Covered Executive’s employment with the Company (or any successor) and its Affiliates ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment will not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company or any Affiliate.

“Disability” means the Covered Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Covered Executive’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Covered Executive is disabled so as to be unable to perform the essential functions of the Covered Executive’s then existing position or positions with or without reasonable accommodation, the Covered Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Covered Executive or the Covered Executive’s guardian has no reasonable objection as to whether the Covered Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Plan be conclusive of the issue. The Covered Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question arises and the Covered Executive fails to submit such certification, the Company’s determination of such issue shall be binding on the Covered Executive. Nothing in this definition shall be construed to waive the Covered Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities

Act, 42 U.S.C. §12101 et seq.

“Good Reason” means the Covered Executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events without the Covered Executive’s consent (each, a “Good Reason Condition”): (i) a material diminution in the Covered Executive’s responsibilities, authority or duties; (ii) a material diminution in the Covered Executive’s base salary and cash bonus opportunity; (iii) a change in the geographic location at which the Covered Executive provides services to the Company by at least 30 miles; or (iv) a material breach by the Company of any agreement between the Covered Executive and the Company.

“Good Reason Process” means that (i) the Covered Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Covered Executive notifies the Company in writing within 30 days of the first occurrence of the Good Reason Condition; (iii) the Covered Executive cooperates in good faith with the Company’s efforts, if any, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v) the Covered Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Notice of Termination” means a written notice that indicates the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

“Separation Obligations” means: (i) execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions, a reaffirmation of the Covered Executive’s Continuing Obligations and, in the Company’s sole discretion, a post-employment noncompetition agreement, and provides that if the Covered Executive breaches any of the Continuing Obligations, all severance payments and benefits shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period set forth in the Separation Agreement and Release).

“Target Bonus” means the higher of the Covered Executive’s target annual cash incentive compensation in effect immediately prior to (i) the Covered Executive’s Date of Termination or (ii) the Change in Control.

“Tier One Covered Executive” means, initially, the employee of the Company set forth on Exhibit A hereto and designated therein as the Tier One Covered Executive, and any other employee who, after the date set forth in Section 23 hereof, meets the eligibility requirements set forth in Section 4 of the Plan and is designated by the Administrator in its sole discretion as a Tier One Covered Executive.

(t) “Tier Two Covered Executive” means, initially, each employee of the

Company set forth on Exhibit A hereto and designated therein as a Tier Two Covered Executive, and any other employee who, after the date set forth in Section 23 hereof, meets the eligibility requirements set forth in Section 4 of the Plan and is designated by the Administrator in its sole discretion as a Tier Two Covered Executive.

“Tier Three Covered Executive” means, initially, the employee of the Company set forth on Exhibit A hereto and designated therein as the Tier Three Covered Executive, and any other employee who, after the date set forth in Section 23 hereof, meets the eligibility requirements set forth in Section 4 of the Plan and is designated by the Administrator in its sole discretion as a Tier Three Covered Executive.

3.
Administration of the Plan.

Powers of Administrator. The Plan shall be administered by the Administrator and the Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the administration of the Plan, including in its discretion to:

(i)
construe the Plan to determine all questions that arise regarding the interpretation of the Plan’s provisions;
(ii)
determine which individuals are and are not Covered Executives and determine the benefits to which any Covered Executive may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii)
adopt amendments to the Plan as necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;
(iv)
make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v)
decide all disputes arising in connection with the Plan; and
(vi)
otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.

4.
Eligibility. All Covered Executives who have satisfied such requirements as may be determined by the Administrator are eligible to participate in the Plan. The Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator’s determination.
5.
Termination Benefits Generally. In the event a Covered Executive’s employment with the Company and its Affiliates terminates for any reason, the Company shall pay or provide to the Covered Executive any Accrued Benefits within the time required by law, but in no event more than 60 days after the Date of Termination.

6.
Termination not in Connection with a Change in Control. If the employment of a Covered Executive is terminated by the Company or an Affiliate without Cause and for a reason other than due to the Covered Executive’s death or Disability or a Covered Executive resigns from employment with the Company and its Affiliates for Good Reason, and such termination or resignation occurs outside the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the Covered Executive’s fulfillment of the Separation Obligations:
(a)
the Company shall pay to the Covered Executive, (i) if such Covered Executive is a Tier One Covered Executive, an amount equal to three times the sum of (A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus; (ii) if such Covered Executive is a Tier Two Covered Executive, an amount equal to one and a half times the sum of (A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus; and (iii) if such Covered Executive is a Tier Three Covered Executive, an amount equal to one times the sum of (A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus;
(b)
the Company shall pay to the Covered Executive a pro-rated portion of the Covered Executive’s Target Bonus (with such pro-ration determined based on the actual number of days the Covered Executive was employed by the Company or any Affiliate in the calendar year in which the Date of Termination occurs in relation to the total number of days in such calendar year) (the “Pro-Rated Bonus”); and
(c)
the Company shall pay to the Covered Executive an amount equal to the monthly COBRA premium for the Covered Executive on the Date of Termination multiplied by 24.

The amounts payable under this Section 6 shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

7.
Termination in Connection with a Change in Control. If the employment of a Covered Executive is terminated by the Company or an Affiliate without Cause and for a reason other than due to the Covered Executive’s death or Disability or a Covered Executive resigns from employment with the Company and its Affiliates for Good Reason, and such termination or resignation occurs during the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the (i) the Covered Executive signing a general release of claims against the Company and all related persons and entities that shall not release the Covered Executive’s rights under this Plan (the “Release”) and (ii) the Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period set forth in the Release):
(a)
the Company shall pay to the Covered Executive, (i) if such Covered Executive is a Tier One Covered Executive, an amount equal to three times the sum of (A) the

Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus; (ii) if such Covered Executive is a Tier Two Covered Executive, an amount equal to two times the sum of

(A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus; or (iii) if such Covered Executive is a Tier Three Covered Executive, an amount equal to one and a half times the sum of (A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus;

(b) the Company shall pay to the Covered Executive the Pro-Rated Bonus; and

(c) the Company shall pay to the Covered Executive an amount equal to the monthly COBRA premium for the Covered Executive on the Date of Termination multiplied by 24.

The amounts payable under this Section 7 shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

8.
Termination Due to Death or Disability. If the employment of a Covered Executive is terminated due to the Covered Executive’s death or Disability, and subject to the (i) the Covered Executive (or the Covered Executive’s designated beneficiary, surviving spouse, estate or legal representative) signing a Release and (ii) the Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period set forth in the Release):
(a)
the Company shall pay to the Covered Executive (or the Covered Executive’s designated beneficiary, surviving spouse, estate or legal representative) the Pro-

Rated Bonus; and

(b)
the Company shall pay to the Covered Executive (or the Covered Executive’s designated beneficiary, surviving spouse, estate or legal representative) an amount equal to the monthly COBRA premium for the Covered Executive on the Date of Termination multiplied by 18.

The amounts payable under this Section 8 shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

9.
Additional Limitation.
(a)
Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of a reduction, the Aggregate Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)
For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) that could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

10.
Tax Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.
Section 409A.

Notwithstanding anything in this Plan to the contrary, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Covered Executive’s separation from service or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

This Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such Section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code.

Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Plan may be amended as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to the Company or any Covered Executive.

To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits will be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

All in-kind benefits provided and expenses eligible for reimbursement under this Plan will be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The Company makes no representation or warranty and will have no liability to any Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions of such Section.

12.
Notice and Date of Termination.

Notice of Termination. A termination of the Covered Executive’s employment will be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.

Notice to the Company. Any notices, requests, demands or other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

Easterly Government Properties, Inc. Attention: General Counsel

2001 K Street NW, Suite 775 North Washington, District of Columbia 20006 Email: flogan@easterlyreit.com

13.
Unfunded Plan. This Plan is unfunded and shall not create (or be construed to create) a trust or separate fund and this Plan does not establish any fiduciary relationship between the Company or any of its Affiliates and any Covered Executive.
14.
No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
15.
Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to such Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation).
16.
Enforceability. If any portion or provision of this Plan is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Plan will be valid and enforceable to the fullest extent permitted by law.
17.
Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.
Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder are in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and any Covered Executive; provided, however, nothing in this Plan shall affect and equity acceleration rights that any Covered Executive may have pursuant to any Company equity incentive plan or award agreement.
19.
No Contract of Employment. Nothing in this Plan will be construed as giving any Covered Executive any right to be retained in the employ of the Company or its Affiliates or affect the terms and conditions of a Covered Executive’s employment with the Company or its Affiliates.
20.
Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action will adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
21.
Governing Law. This Plan will be construed under and be governed in all respects by the laws of the State of Maryland, without giving effect to the conflict of laws principles.
22.
Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
23.
Effectiveness. The Plan is effective as of April 22, 2026.

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Exhibit A

Covered Executives

Tier One Covered Executives

Darrell W. Crate

Tier Two Covered Executives

Allison E. Marino
Michael P. Ibe

Tier Three Covered Executives

Franklin V. Logan